Exhibit 99.1

IFF Reports Second Quarter 2016 Results

NEW YORK--(BUSINESS WIRE)--August 8, 2016--International Flavors & Fragrances Inc. (NYSE: IFF) (Euronext Paris: IFF) reported financial results and strategic achievements for the second quarter ended July 1, 2016.

Second Quarter 2016 Consolidated Summary: Change vs. Prior Year

	Reported (GAAP)			Adjusted (Non-GAAP)¹			Currency Neutral (Non-GAAP)¹
	Sales	Operating Profit	EPS	Sales	Operating Profit	EPS	Sales	Operating Profit	EPS
Consolidated	3%	11%	13%	3%	7%	8%	4%	7%	5%
Acquisition Impact	2%	3%	3%	2%	3%	3%	2%	3%	3%

¹ Schedules at the end of this release contain reconciliations of reported GAAP to non-GAAP metrics.

Second Quarter 2016 Consolidated Financial Highlights

  Reported net sales for the second quarter totaled $793.5 million, an increase of 3% from $767.5 million in the second quarter of 2015. Excluding the impact of currency, currency neutral sales increased 4%, including a 2 percentage point contribution related to the acquisition of IFF | Ottens Flavors and IFF | Lucas Meyer Cosmetics.
  Reported operating profit totaled $164.5 million, an increase of 11% from $148.8 million in the second quarter of 2015. Adjusted operating profit and currency neutral adjusted operating profit both increased 7% to $165.7 million in the second quarter of 2016, driven primarily by volume growth, benefits associated with cost and productivity initiatives, and the contribution of acquisitions.
  Reported earnings per share (EPS) increased 13% to $1.46 per diluted share compared with $1.29 per diluted share in the prior year second quarter. Adjusted EPS increased 8% to $1.47 per diluted share compared with $1.36 per diluted share in the prior year second quarter. Excluding the impact of foreign exchange, adjusted currency neutral EPS increased 5% driven by lower year-over-year shares outstanding, offset by higher interest expense and a higher effective tax rate.

Second Quarter 2016 Strategic Highlights: Currency Neutral Performance

Innovating Firsts: strengthen position and drive differentiation in priority R&D platforms

  Sweetness and savory modulation portfolio continued to grow strong double-digits
  Encapsulation-related sales increased double-digits led by Fabric Care and Personal Wash
  Launched new natural flavor modulator and new natural flavor molecule
  Debuted first-ever Cradle to Cradle Certified™ fragrance: PuraVita™

Win Where We Compete: achieve market leadership position in key markets, categories & customers

  North America sales +5% driven primarily by the contribution of acquisitions
  Middle East & Africa up mid-single-digits with strong growth in Flavors
  Home Care grew mid-single-digits led by double-digit growth in North America & EAME

Become Our Customers’ Partner of Choice: attain commercial excellence

  Launched enhanced sustainability strategy focused on positive transformational changes toward a regenerative, healthy and abundant world
  Achieved core list status with key customer
  Partnered with Unilever to improve the lives of vetiver farming communities in Haiti
  Deployed industry-first on-site wind turbine at Tilburg, Netherlands facility

Strengthen and Expand the Portfolio: pursue value creation through collaborations & acquisitions

  IFF | Lucas Meyer Cosmetics achieved double-digit growth on a standalone basis
  IFF | Ottens Flavors posted solid growth on a standalone basis led by regional customers
  IFF | Lucas Meyer Cosmetics invested in Bio ForeXtra to Expand Raw Material Access

Management Commentary

“As we celebrate the first anniversary of the launch of Vision 2020, we are proud of the performance we made relative to our strategic priorities,” said Chairman and CEO Andreas Fibig. “Since inception, we’ve seen strong currency neutral sales growth across all of our key platforms – modulation, encapsulation, delivery systems and naturals – proof that we are executing our plan and delivering industry-leading innovation to our customers. We also made strong in-roads in improving our market position in key countries, strengthening our relationships with many of our customers and actively pursuing value creation opportunities through collaborations and acquisitions.

“With respect to the second quarter of 2016, we are pleased to report our performance was consistent with our expectations for all of our key financial metrics. Currency neutral sales growth of 4% was driven by new wins across both businesses and the benefits associated with our strategic acquisitions. Adjusted operating profit and adjusted EPS, on a currency neutral basis, both grew faster than sales led by volume growth, cost and productivity initiatives and acquisitions. We achieved these financial results as we continued to strategically reinvest in the business to drive long-term growth.

“As we have started the year well – first half currency neutral sales grew 5% and currency neutral adjusted operating profit and adjusted EPS were up 7% and 8% respectively – we remain cautiously optimistic in achieving our previously stated currency neutral guidance given the continued macroeconomic uncertainty.”

Second Quarter 2016 Segment Summary: Growth vs. Prior Year

	Reported (GAAP)		Currency Neutral (Non-GAAP)
	Sales	Segment Profit	Sales	Segment Profit
Fragrances:	5%	10%	5%	7%
Acquisition Impact	3%	5%	3%	5%

Flavors:	2%	8%	3%	9%
Acquisition Impact	1%	1%	1%	1%

Fragrances Business Unit

  On a reported basis, sales increased 5%, or $18.9 million, to $414.0 million. Reported Fragrances segment profit increased 10%, or $7.7 million, to $87.6 million and reported segment profit margin expanded 100 basis points to 21.2%.
  Currency neutral sales improved 5%, including approximately 3 percentage points related to the acquisition of IFF | Lucas Meyer Cosmetics.
  Fine Fragrances decreased 1% on a reported and currency neutral basis as strong double-digit growth in Latin America was offset by softness in North America and EAME.
  Consumer Fragrances grew 4% on a reported and currency neutral basis driven by broad- based growth across all sub-categories led by a double-digit increase in Personal Wash and strong contributions from Fabric and Home Care. On a geographic basis, growth was led by a double-digit increase in Greater Asia and high-single-digit growth in North America.
  Fragrance Ingredients grew 15% on a reported basis and 14% on a currency neutral basis, inclusive of sales related to the IFF | Lucas Meyer Cosmetics acquisition.
  Fragrances segment profit improved approximately 7% on a currency neutral basis as a result of volume growth, benefits from cost and productivity initiatives, and the acquisition of IFF | Lucas Meyer Cosmetics. Segment profit margin expanded 40 basis points to 21.2% on a currency neutral basis.

Flavors Business Unit

  On a reported basis, sales increased 2%, or $7.0 million, to $379.5 million. Reported Flavors segment profit increased 8% to $90.3 million from $84.0 million, and reported segment profit margin improved 120 basis points to 23.8%.
  Currency neutral sales grew 3%, including approximately 1 percentage point related to the acquisition of IFF | Ottens Flavors, as all categories improved year-over-year.
  EAME increased 3% on a reported basis and 4% on a currency neutral basis led by high-single-digit currency neutral growth in the Middle East and Africa and broad-based growth across Western Europe and Eastern Europe.
  North America improved 4%, principally reflecting the contribution of additional sales related to the acquisition of IFF | Ottens Flavors.
  Latin America decreased 10% on a reported basis and 7% on a currency neutral basis. Mexico grew strong double-digits on a currency neutral basis; however; performance was offset by challenges related to customers reducing their inventory positions due to the softening of import restrictions in Argentina.
  Greater Asia increased 4% on a reported basis and 6% on a currency neutral basis led by strong growth in Indonesia, India and Asean.
  Flavors segment profit grew approximately 9% on a currency neutral basis primarily resulting from volume growth and the benefits from cost and productivity initiatives. Segment profit margin expanded 120 basis points to 23.8% on a currency neutral basis.

FY 2016 Guidance: Percent Change vs. Prior Year

The Company’s full year 2016 guidance:

	Currency Neutral			FX Impact[1]	GAAP[2]
	Organic	M&A	Total
Sales	2.0 - 3.0%	~1.5%	3.5 - 4.5%	~(2)%	1.5 - 2.5%
Operating Profit	3.5 - 5.5%	~1.5%	5.0 - 7.0%	~(3)%	2.0 - 4.0%
EPS	5.0 - 7.0%	~1.5%	6.5 - 8.5%	~(2)%	4.5 - 6.5%

1 See Use of Non-GAAP Financial Measures
2 Excludes items impacting comparability

A copy of the Company’s Quarterly Report on Form 10-Q will be available on its website at www.iff.com or at sec.gov by August 10, 2016.

Audio Webcast

A live webcast to discuss the Company’s second quarter 2016 financial results will be held on August 9, 2016, at 10:00 a.m. EDT. Investors may access the webcast and accompanying slide presentation on the Company's IR website at ir.iff.com. For those unable to listen to the live webcast, a recorded version will be made available on the Company's website approximately one hour after the event and will remain available on IFF’s website for one year.

Cautionary Statement Under The Private Securities Litigation Reform Act of 1995

This press release includes “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995, including statements regarding our outlook for fiscal year 2016. These forward-looking statements are qualified in their entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K filed with the Commission on March 1, 2016. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. With respect to the Company’s expectations regarding these statements, such factors include, but are not limited to: (1) the Company’s ability to implement its Vision 2020 strategy; (2) the Company’s ability to successfully identify and complete acquisitions in line with its Vision 2020 strategy, and to realize the anticipated benefits of those acquisitions; (3) the Company’s ability to effectively compete in its market, and to successfully develop new and competitive products that appeal to its customers and consumers; (4) changes in consumer preferences and demand for the Company’s products or a decline in consumer confidence and spending; (5) the Company’s ability to benefit from its investments and expansion in emerging markets; (6) the impact of currency fluctuations or devaluations in the principal foreign markets in which it operates, including the devaluation of the Euro; (7) the economic and political risks associated with the Company’s international operations, including challenging economic conditions in China and Latin America; (8) the impact of any failure of the Company’s key information technology systems or a breach of information security; (9) the Company’s ability to attract and retain talented employees; (10) the Company’s ability to comply with, and the costs associated with compliance with U.S. and foreign environmental protection laws; (11) the Company’s ability to realize expected cost savings and efficiencies from its profitability improvement initiative and other optimization activities; (12) volatility and increases in the price of raw materials, energy and transportation; (13) fluctuations in the quality and availability of raw materials; (14) the impact of a disruption in the Company’s supply chain or its relationship with its suppliers; (15) any adverse impact on the availability, effectiveness and cost of the Company’s hedging and risk management strategies; (16) the Company’s ability to successfully manage its working capital and inventory balances; (17) uncertainties regarding the outcome of, or funding requirements related to litigation or settlement of pending litigation uncertain tax positions or other contingencies; (18) the effect of legal and regulatory developments, as well as restrictions or costs that may be imposed on the Company or its operations by U.S. and foreign governments; (19) adverse changes in federal, state, local and international tax legislation or policies, including with respect to transfer pricing and state aid, and adverse results of tax audits, assessments, or disputes; and (19) changes in market conditions or governmental regulations relating to our pension and postretirement obligations. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on the Company’s business. Accordingly, the Company undertakes no obligation to publicly revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Use of Non-GAAP Financial Measures

We provide in this press release (1) Currency Neutral Sales, (2) Adjusted Operating Profit and Currency Neutral Adjusted Operating Profit and (3) Adjusted EPS and Currency Neutral Adjusted EPS, which exclude restructuring costs and other significant items of a non-recurring and/or nonoperational nature such as operational improvement initiatives and acquisition related costs (often referred to as “Items Impacting Comparability”) and, with respect to the currency neutral items, the impact of foreign currency movements. We provide these metrics as we believe that they are useful in providing period to period comparisons of the results of our operational performance. When we provide our expectations for our currency neutral metrics in our full year 2016 guidance, we estimate the anticipated FX impact by comparing prior year results to the prior year results restated at exchange rates in effect for the current year based on the currency of the underlying transaction. When we provide our expectations for our Adjusted Operating Profit and our Adjusted EPS in our full year 2016 guidance, the closest corresponding GAAP measures (expected reported Operating Profit and EPS) and a reconciliation of the differences between the non-GAAP expectation and the corresponding GAAP measure generally are not available without unreasonable effort due to inherent difficulty of forecasting the timing and amount of reconciling items that would be excluded from the GAAP measure in the relevant future period and the relevant tax impact of such reconciling items on EPS. The variability of the excluded items may have a significant, and potentially unpredictable, impact on our future GAAP results. Currency Neutral Sales, Adjusted Operating Profit, Currency Neutral Adjusted Operating Profit, Adjusted EPS and Currency Neutral Adjusted EPS should not be considered in isolation or as substitutes for analysis of the Company’s results under GAAP and may not be comparable to other companies’ calculation of such metrics.

Meet IFF

International Flavors & Fragrances Inc. (NYSE:IFF) (Euronext Paris: IFF) is a leading innovator of sensorial experiences that move the world. At the heart of our company, we are fueled by a sense of discovery, constantly asking “what if?”. That passion for exploration drives us to co-create unique products that consumers taste, smell, or feel in fine fragrances and beauty, detergents and household goods, as well as beloved foods and beverages. Our 6,700 team members globally take advantage of leading consumer insights, research and development, creative expertise, and customer intimacy to develop differentiated offerings for consumer products. Learn more at www.iff.com, Twitter , Facebook, Instagram, and LinkedIn.

International Flavors & Fragrances Inc. Consolidated Income Statement (Amounts in thousands except per diluted share data) (Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,

	2016	2015	% Change	2016	2015	% Change

Net sales	$793,478	$767,541	3%	$1,576,789	$1,542,448	2%
Cost of goods sold	427,837	422,501	1%	850,940	851,131	(0)%
Gross profit	365,641	345,040	6%	725,849	691,317	5%
Research and development expenses	63,252	62,514	1%	126,637	125,976	1%
Selling and administrative expenses	132,784	131,023	1%	256,327	250,018	3%
Amortization of acquisition-related intangibles	5,130	3,040	69%	11,191	4,880	129%
Restructuring and other charges, net	—	(358)	(100)%	—	(170)	(100)%
Operating profit	164,475	148,821	11%	331,694	310,613	7%
Interest expense	15,060	11,407	32%	27,539	22,502	22%
Other (income) expense, net	(2,635)	436	(704)%	(2,792)	(5,275)	(47)%
Income before taxes	152,050	136,978	11%	306,947	293,386	5%
Taxes on income	35,317	31,604	12%	71,610	59,754	20%
Net income	$116,733	$105,374	11%	$235,337	$233,632	1%

Earnings per share - basic	$1.46	$1.30		$2.94	$2.88
Earnings per share - diluted	$1.46	$1.29		$2.93	$2.86

Average shares outstanding
Basic	79,764	80,790		79,809	80,729
Diluted	80,040	81,192		80,141	81,201

International Flavors & Fragrances Inc. Condensed Consolidated Balance Sheet (Amounts in thousands) (Unaudited)

	June 30,	December 31,
	2016	2015
Cash & cash equivalents	$539,992	$181,988
Receivables	621,164	537,896
Inventories	584,489	572,047
Other current assets	183,789	145,178
Total current assets	1,929,434	1,437,109

Property, plant and equipment, net	737,353	732,794
Goodwill and other intangibles, net	1,229,381	1,247,393
Other assets	258,460	284,714
Total assets	$4,154,628	$3,702,010

Bank borrowings and overdrafts, and
current portion of long-term debt	$133,473	$132,349
Other current liabilities	554,778	592,807
Total current liabilities	688,251	725,156

Long-term debt	1,357,684	935,373
Non-current liabilities	430,761	446,492

Shareholders' equity	1,677,932	1,594,989
Total liabilities and shareholders' equity	$4,154,628	$3,702,010

International Flavors & Fragrances Inc. Consolidated Statement of Cash Flows (Amounts in thousands) (Unaudited)

	Six Months Ended June 30,
	2016	2015
Cash flows from operating activities:
Net income	$235,337	$233,632
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	49,743	41,041
Deferred income taxes	16,543	17,891
(Gain) loss on disposal of assets	(2,910)	14
Stock-based compensation	13,774	12,860
Pension contributions	(39,510)	(57,493)
Changes in assets and liabilities, net of acquisitions:
Trade receivables	(70,361)	(92,329)
Inventories	(7,271)	(9,834)
Accounts payable	(29,167)	27,334
Accruals for incentive compensation	(2,001)	(21,191)
Other current payables and accrued expenses	18,800	21,305
Other assets	(1,346)	(12,417)
Other liabilities	(27,081)	5,505
Net cash provided by operating activities	154,550	166,318

Cash flows from investing activities:
Cash paid for acquisitions, net of cash received	—	(188,835)
Additions to property, plant and equipment	(43,236)	(37,937)
Proceeds from life insurance contracts	—	548
Maturity of net investment hedges	(641)	9,735
Proceeds from disposal of assets	3,630	1,515
Net cash used in investing activities	(40,247)	(214,974)

Cash flows from financing activities:
Cash dividends paid to shareholders	(89,463)	(75,927)
Net change in revolving credit facility borrowings and overdrafts	(138,142)	(30,283)
Deferred financing costs	(4,796)	—
Proceeds from issuance of long-term debt	555,559	86,162
Loss on pre-issuance hedges	(3,244)	—
Proceeds from issuance of stock under stock plans	494	286
Excess tax benefits on stock-based payments	4,431	11,608
Purchase of treasury stock	(71,714)	(38,813)
Net cash provided by (used in) financing activities	253,125	(46,967)
Effect of exchange rates changes on cash and cash equivalents	(9,424)	(5,696)
Net change in cash and cash equivalents	358,004	(101,319)
Cash and cash equivalents at beginning of year	181,988	478,573
Cash and cash equivalents at end of period	$539,992	$377,254

International Flavors & Fragrances Inc. Business Unit Performance (Amounts in thousands) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net Sales
Flavors	$379,504	$372,478	$752,012	$749,586
Fragrances	413,974	395,063	824,777	792,862
Consolidated	793,478	767,541	1,576,789	1,542,448

Segment Profit
Flavors	90,337	84,015	182,151	176,743
Fragrances	87,596	79,924	176,833	161,522
Global Expenses	(12,232)	(8,629)	(26,141)	(20,194)
Restructuring and other charges, net	(182)	358	(283)	170
Acquisition and related costs	(213)	(6,566)	(1,249)	(7,066)
Operational improvement initiative costs	(831)	(281)	(1,099)	(562)
Spanish capital tax settlement	—	—	1,482	—
Operating profit	164,475	148,821	331,694	310,613

Interest Expense	(15,060)	(11,407)	(27,539)	(22,502)
Other income, net	2,635	(436)	2,792	5,275
Income before taxes	$152,050	$136,978	$306,947	$293,386

Operating Margin
Flavors	23.8%	22.6%	24.2%	23.6%
Fragrances	21.2%	20.2%	21.4%	20.4%
Consolidated	20.7%	19.4%	21.0%	20.1%

International Flavors & Fragrances Inc. Sales Performance by Region and Category (Unaudited)

		Second Quarter 2016 vs. 2015
		Percentage Change in Sales by Region of Destination
		Fine	Consumer Fragrances	Ingredients	Total Frag.	Flavors	Total

North America	Reported	-5%	8%	17%	7%	4%	5%

EAME	Reported	-3%	3%	23%	5%	3%	5%
	Currency Neutral	-5%	1%	21%	3%	4%	4%

Latin America	Reported	9%	-5%	-14%	-3%	-10%	-5%
	Currency Neutral	15%	-4%	-14%	-1%	-7%	-3%

Greater Asia	Reported	0%	10%	9%	9%	4%	6%
	Currency Neutral	1%	11%	8%	11%	6%	8%

Total	Reported	-1%	4%	15%	5%	2%	3%
	Currency Neutral	-1%	4%	14%	5%	3%	4%

		First Six Months 2016 vs. First Six Months 2015
		Percentage Change in Sales by Region of Destination
		Fine	Consumer Fragrances	Ingredients	Total Frag.	Flavors	Total

North America	Reported	5%	7%	23%	10%	6%	8%

EAME	Reported	-2%	-1%	13%	2%	-3%	0%
	Currency Neutral	0%	1%	15%	4%	1%	3%

Latin America	Reported	-1%	0%	-10%	-1%	-6%	-2%
	Currency Neutral	9%	3%	-9%	3%	1%	2%

Greater Asia	Reported	-3%	6%	12%	7%	1%	3%
	Currency Neutral	-1%	8%	12%	8%	4%	6%

Total	Reported	0%	3%	13%	4%	0%	2%
	Currency Neutral	3%	5%	15%	6%	4%	5%

Currency neutral growth is calculated by translating prior year sales at the exchange rates used for the corresponding 2016 period.

International Flavors & Fragrances Inc. GAAP to Non-GAAP Reconciliation Foreign Exchange Impact (Unaudited)

Q2 Consolidated	Sales	Operating Profit	EPS
% Change - Reported (GAAP)	3%	11%	13%
Items Impacting Comparability	0%	-4%	-5%
% Change - Adjusted (Non-GAAP)	3%	7%	8%
Currency Impact	1%	0%	-3%
% Change - Currency Neutral (Adjusted)	4%	7%	5%

Q2 Flavors	Sales	Segment Profit
% Change - Reported (GAAP)	2%	8%
Currency Impact	1%	1%
% Change - Currency Neutral	3%	9%

Q2 Fragrances	Sales	Segment Profit
% Change - Reported (GAAP)	5%	10%
Currency Impact	0%	-3%
% Change - Currency Neutral	5%	7%

1H Consolidated	Sales	Operating Profit	EPS
% Change - Reported (GAAP)	2%	7%	2%
Items Impacting Comparability	0%	-2%	3%
% Change - Adjusted (Non-GAAP)	2%	5%	5%
Currency Impact	3%	2%	3%
% Change - Currency Neutral (Adjusted)	5%	7%	8%

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Amounts in thousands)
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Second Quarter 2016
Items Impacting Comparability
Adjusted Operating Income

	Reported (GAAP)	Restructuring and Other Charges (a)	Operational Improvement Initiative Costs (b)	Acquisition Related Costs (c)	Adjusted (Non-GAAP)
Operating profit	164,475	182	831	213	165,701

(a)	Accelerated depreciation costs related to restructuring initiatives.
(b)	Accelerated depreciation and severance costs in Asia.
(c)	Additional transaction costs related to acquisition of Lucas Meyer.
*	The Company tracks the amount of amortization recorded on recent acquisitions in order to monitor its progress with respect to its Vision 2020 goals. The following amounts were recorded with respect to recent acquisitions: $1.7M related to Lucas Meyer and $1.6M related to Ottens Flavors.

Second Quarter 2015
Items Impacting Comparability
Adjusted Operating Income

	Reported (GAAP)	Restructuring and Other Charges (a)	Operational Improvement Initiative Costs (b)	Acquisition related costs (c)	Adjusted (Non-GAAP)
Operating profit	148,821	(358)	281	6,566	155,310

(a)	Costs related to the Fragrance Ingredients Rationalization.
(b)	Related to a partial plant closing in Asia.
(c)	Transaction costs related to acquisitions (Ottens Flavors and Lucas Meyer Cosmetics) as well as expense related to the fair value step up of inventory on the Ottens Flavors acquisition.
*	The Company tracks the amount of amortization recorded on recent acquisitions in order to monitor its progress with respect to its Vision 2020 goals. The following amounts were recorded with respect to recent acquisitions: $1.2M.

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Amounts in thousands)
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

	Second Quarter 2016
	Items Impacting Comparability
	Adjusted Net Income and EPS

	Reported (GAAP)	Restructuring and Other Charges (a)	Operational Improvement Initiative Costs (b)	Acquisition Related Costs (c)	Adjusted (Non-GAAP)
Income before taxes	152,050	182	831	213	153,276
Taxes on income (d)	35,317	35	208	(102)	35,458
Net income	116,733	147	623	315	117,818
Earnings per share - diluted	$1.46	$—	$0.01	$—	$1.47

	Refer to Adjusted Operating Income table for footnotes (a), (b) and (c).
(d)	The tax effects are calculated based upon the specific rate of the applicable jurisdiction of the items.
	Second Quarter 2015
	Items Impacting Comparability
	Adjusted Net Income and Adjusted EPS

	Reported (GAAP)	Restructuring and Other Charges (a)	Operational Improvement Initiative Costs (b)	Acquisition Related Costs (c)	Adjusted (Non-GAAP)
Income before taxes	136,978	(358)	281	6,566	143,467
Taxes on income	31,604	(125)	70	875	32,424
Net income	105,374	(233)	211	5,691	111,043

Earnings per share - diluted	$1.29	$—	$—	$0.07	$1.36

	Refer to Adjusted Operating Income table for footnotes (a), (b) and (c).

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Amounts in thousands)
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Second Quarter Year-to-Date 2016
Items Impacting Comparability
Adjusted Operating Income
	Reported (GAAP)	Restructuring and Other Charges (a)	Operational Improvement Initiative Costs (b)	Acquisition Related Costs (c)	Tax Settlements (d)	Adjusted (Non-GAAP)
Operating profit	331,694	283	1,099	1,249	(1,482)	332,843

(a)	Accelerated depreciation costs related to restructuring initiatives.
(b)	Accelerated depreciation and severance costs in Asia.
(c)	Expense related to the fair value step up of inventory and additional transaction costs related to acquisition of Lucas Meyer.
(d)	Settlements due to favorable tax rulings in jurisdictions for which reserves were previously recorded for ongoing tax disputes.
*

The Company tracks the amount of amortization recorded on recent acquisitions in order to monitor its progress with respect to its Vision 2020 goals. The following amounts were recorded with respect to recent acquisitions: $4.3M related to Lucas Meyer and $3.2M related to Ottens Flavors.

Second Quarter Year-to-Date 2015
Items Impacting Comparability
Adjusted Operating Income

	Reported (GAAP)	Restructuring and Other Charges (a)	Operational Improvement Initiative Costs (b)	Acquisition Related Costs (c)	Adjusted (Non-GAAP)
Operating profit	310,613	(170)	562	7,065	318,070

(a)	Costs related to the Fragrance Ingredients Rationalization.
(b)	Related to plant closings in Europe and partial closing in Asia.
(c)	Transaction costs related to acquisitions (Ottens Flavors and Lucas Meyer Cosmetics) as well as expense related to the fair value step up of inventory on the Ottens Flavors acquisitions.
*	The Company tracks the amount of amortization recorded on recent acquisitions in order to monitor its progress with respect to its Vision 2020 goals. The following amounts were recorded with respect to recent acquisitions: $1.2M.

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Amounts in thousands)
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

	Second Quarter Year-to-Date 2016
	Items Impacting Comparability
	Adjusted Net Income and EPS
	Reported (GAAP)	Restructuring and Other Charges (a)	Operational Improvement Initiative Costs (b)	Acquisition Related Costs (c)	Tax Settlements (d)	Adjusted (Non-GAAP)
Income before taxes	306,947	283	1,099	1,249	(1,482)	308,096
Taxes on income (e)	71,610	54	275	266	(411)	71,794
Net income	235,337	229	824	983	(1,071)	236,302
Earnings per share - diluted	$2.93	$—	$0.01	$0.01	$(0.01)	$2.94

	Refer to Adjusted Operating Income table for footnotes (a), (b), (c) and (d).
(e)	The tax effects are calculated based upon the specific rate of the applicable jurisdiction of the items.
	Second Quarter Year-to-Date 2015
	Items Impacting Comparability
	Adjusted Net Income and Adjusted EPS

	Reported (GAAP)	Restructuring and Other Charges (a)	Operational Improvement Initiative Costs (b)	Acquisition Related Costs (c)	Tax Settlements (d)	Adjusted (Non-GAAP)
Income before taxes	293,386	(170)	562	7,065	-	300,843
Taxes on income	59,754	(60)	140	1,050	10,478	71,362
Net income	233,632	(110)	422	6,015	(10,478)	229,481

Earnings per share - diluted	$2.86	$—	$0.01	$0.07	$(0.13)	$2.81

	Refer to Adjusted Operating Income table for footnotes (a), (b) and (c).
(d)	Settlements due to favorable tax rulings in jurisdictions for which reserves were previously recorded for ongoing tax disputes.

CONTACT:
International Flavors & Fragrances Inc.
Michael DeVeau, 212-708-7164
VP, Global Corporate Communications & Investor Relations
Michael.DeVeau@iff.com